GRANTED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ALPHA VENTURE CAPITAL PARTNERS, L.P., individually and derivatively on behalf of AntriaBio, Inc.,

Plaintiff,

v.

NEVAN C. ELAM, HOYOUNG HUH, BARRY SHERMAN, DAVID F. WELCH, TAE HOON KIM, SAMIR R. PATEL, MORGAN L. FIELDS, and ANTRIABIO, INC.

Defendants,

and

ANTRIABIO, INC.,

Nominal Defendant.

C.A. No. 2017-0239-AGB

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WHEREAS, on March 31, 2017, plaintiff Alpha Venture Capital Partners, L.P. ("Plaintiff") commenced the above-captioned individual and derivative action (the "Action") against defendants Nevan C. Elam, Hoyoung Huh, Barry Sherman, David F. Welch, Morgan L. Fields, Tae Hoon Kim, Samir R. Patel (collectively, the "Individual Defendants") and defendant/nominal defendant AntriaBio, Inc. ("AntriaBio" or the "Company," and collectively with the Individual Defendants, "Defendants");

WHEREAS, the Action sought equitable and declaratory relief in connection with: (a) the decision by the AntriaBio board of directors ("Board") to adopt the 2016 Non-Qualified Stock Option Plan (the "Plan"), which permitted the Company to award up to 35 million shares of the Company's common stock to officers, directors, employees and consultants of the Company; (b) the Board's decision to award stock options to purchase an aggregate of 28,210,000 shares under the Plan (the "Awards") to various officers, directors, and other Company employees; (c) the Company's failure to hold annual stockholder meetings or director elections; and (d) the Board's maintenance of a bylaw provision that requires approval by 66 2/3% of the Company's shares to remove a director;

WHEREAS, on June 15, 2017, Plaintiff and Defendants executed a settlement agreement ("Settlement Agreement") that provides, *inter alia*, that: (a) the Board will amend the Plan such that the total number of stock options that may be awarded under the Plan will be reduced from 35 million shares to 15 million shares of the Company's common stock; (b) the Board will rescind stock options to purchase an aggregate of 11,090,000 shares awarded under the Plan as well as other options previously awarded by the Board; (c) the Board will form a compensation committee of the Board comprised solely of independent directors; (d) the Company will hold an annual stockholder meeting on or before November 30, 2017; and (e) at the next annual stockholder meeting, the Board will solicit

stockholder approval of an amendment to the Company's bylaws such that the removal of a director may be accomplished by a majority vote of the Company's shares.

WHEREAS, the Settlement Agreement included mutual releases between Plaintiff, on the one hand, and Defendants, on the other, but does not release, or seek to release, claims possessed by absent stockholders of AntriaBio, or any claims that AntriaBio could assert directly or derivatively against any of the Individual Defendants;

WHEREAS, on June 28, 2017, the Court entered a Stipulation and Order Voluntarily Dismissing Action and Retaining Jurisdiction For Purposes Regarding Attorneys' Fees and Reimbursement of Expenses, which: (a) dismissed the Action and the claims asserted therein with prejudice as to Plaintiff only, and without prejudice as to any other stockholders of AntriaBio, and (b) retained the Court's jurisdiction of the Action solely for the purpose of ensuring that stockholders receive notice of any payment of attorneys' fees and expenses in the event the parties were able to reach an agreement regarding the payment of attorneys' fees and expenses, and/or determining a potential Fee and Expense Application in the event the parties were unable to reach such an agreement (the "Dismissal Order");

WHEREAS, no compensation in any form has passed directly or indirectly to Plaintiff or its attorneys, and prior to the date of the Dismissal Order, no

promise, understanding, or agreement to provide any such compensation had been made, and the parties had not had any discussions concerning the amount of any fee application or award;

WHEREAS, Plaintiff believes it and its counsel have the right to recover attorneys' fees and expenses from the Company in connection with the benefits provided to the Company and its stockholders as a result of the Action and, following the entry of the Dismissal Order, the parties met and conferred concerning the appropriate amount of attorneys' fees and expenses to be paid to Plaintiff's counsel;

WHEREAS, the Company has agreed, in the exercise of business judgment, to pay Plaintiff's counsel $250,000 in attorneys' fees and expenses in two installments: (a) $125,000 within ten business days from the date of entry of this Stipulation and Order of Dismissal; and (b) $125,000 on or before April 30, 2018.

WHEREAS, Defendants deny any and all allegations of Plaintiff that Defendants engaged in wrongdoing in any way, and the Company states that the Company has agreed to pay Plaintiff's attorneys' fees in the amounts specified above due to the costs of defense associated with a Fee and Expense Application that Plaintiff would otherwise bring and the litigation risk associated therewith;

WHEREAS, the Court has not passed on the amount of the fee;

NOW, THEREFORE, upon consent of the parties and subject to the approval of the Court:

IT IS HEREBY ORDERED this ___ day of _________, 2017, pursuant to Court of Chancery Rules 23(e) and 23.1(c), that:

1. The Company shall file this Stipulation and Order of Dismissal as an attachment to a Form 8-K filed by the Company within five business days following the date of entry of this Stipulation and Order of Dismissal ("Final Order"). The filing by the Company of this Final Order as an attachment to a Form 8-K constitutes adequate notice for purposes of Rules 23(e) and 23.1(c) (the "Notice").

2. The Company shall file with the Court an affidavit that the Notice has been made (the "Affidavit") in accordance with paragraph 1 above no later than three calendar days after the Notice is publicly filed.

3. Upon the filing of the Affidavit:

   a. The Register in Chancery is directed to close this Action on the docket; and

   b. The Court will no longer retain any jurisdiction over this Action.

4. The Company shall pay Plaintiff's counsel fees and expenses in the amount of $250,000 to an account designated by Plaintiff's counsel, in two installments: (1) $125,000 within ten business days of entry of this Order; and (2)

$125,000 on or before April 30, 2018. Plaintiff and its counsel shall not seek any additional fees, expenses, or costs from Defendants in connection with the Action.

DATED: October 3, 2017

DORSEY & WHITNEY (DELAWARE) LLP

/s/ Eric Lopez Schnabel
Eric Lopez Schnabel (Bar No. 3672)
Alessandra Glorioso (Bar No. 5757)
300 Delaware Avenue, Suite 1010
Wilmington, DE 19801
Telephone: (302) 425-7171
Facsimile: (302) 425-7171

Counsel for Defendants

LABATON SUCHAROW LLP

/s/ Ned Weinberger
Ned Weinberger (Bar No. 5256)
300 Delaware Avenue, Suite 1340
Wilmington, DE 19801
Telephone: (302) 573-2540
Facsimile: (302) 573-2529

Counsel for Plaintiff

IT IS SO ORDERED this ___ day of ______, 2017.

____
Chancellor Andre G. Bouchard

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action
Judge:	Andre G Bouchard
File & Serve Transaction ID:	61191046
Current Date:	Oct 04, 2017
Case Number:	2017-0239-AGB
Case Name:	Alpha Venture Capital Partners, L.P. v. Nevan C. Elam, et al. and AntriaBio, Inc.

/s/ **Judge Bouchard, Andre G**